NEWS RELEASE
------------


Contact:   Bob Cardon, Dynatronics Corp.
           800-874-6251 or 801-568-7000


                        Dynatronics Reports Record Sales
                         Profits Jump in Second Quarter

         Salt Lake City, Utah (February 11, 2004) - Dynatronics Corporation (NASDAQ: DYNT) today announced that for the second consecutive quarter sales have reached record highs. Sales for the quarter increased 22 percent to $5,283,460, compared to $4,344,631 for the same period in fiscal year 2002. Sales for the six-month period ended December 31, 2003, were a record $10,316,875 compared to $8,640,351 during the first six months of fiscal year 2002.
         Consistent with the increased sales, net income for the second fiscal quarter, which ended December 31, 2003, jumped to $254,784 - five times greater than the $49,506 net income achieved during the same quarter of the previous fiscal year. For the six-month period ended December 31, 2003, net income increased to $415,357, compared to $157,772 in the prior year period.

         "Strong demand for our new line of high technology Solaris products is responsible for pushing company sales to record levels and significantly increasing profitability," announced Kelvyn H. Cullimore Jr., president of Dynatronics. "We are starting to reap the benefits of our increased investment in research and development over the past year. We have several other new products in various stages of development to sustain our plans for continued future growth in sales and net income."

         The new Solaris product line features advanced light therapy technology, commonly used for treating muscle and joint pain as well as arthritis pain and stiffness. Backed by more than 20 years of international and domestic studies, light therapy is one of the most researched therapies in physical medicine.

         "Solaris sales are exceeding projections because of the effectiveness of these products," explained Larry K. Beardall, executive vice president of sales and marketing. "Patients throughout the country are achieving excellent outcomes with Solaris. In many cases, they are reporting immediate pain relief and other related benefits. While this type of therapy does not help everyone, it has been effective in treating a high percentage of patients."

         "Thanks to the success of Solaris," Beardall added, "we're planning to expand our line of light therapy probes this summer. In addition, we expect to obtain CE Mark approval this quarter, which will allow us to more effectively market Solaris worldwide."

         Cullimore also commented on the $500,000 stock buy-back program announced during the quarter ended September 30, 2003. He reported that Dynatronics has purchased $89,000 of stock thus far leaving over $400,000 of authorized funds for future stock repurchases. During the six months ended December 31, 2003, the company repurchased 77,400 shares; 1,200 shares were purchased in the quarter then ended at an average price of $1.28 per share.

         A summary of the financial results for the three and six months ended December 31, 2003, follows:

                         Summary Selected Financial Data

                                                 Three Months Ended                    Six Months Ended
                                                    December 31,                         December 31,
                                             2003              2002                2003               2002
                                             ----              ----                ----               ----

Net sales                                  $5,283,460       $4,344,631         $10,316,875        $8,640,351

Gross profit                                2,084,404        1,590,948           4,012,135         3,256,549

Income before income taxes                    412,716           80,498             673,811           256,540

Income tax expense                            157,932           30,992             258,454            98,768
                                           ----------       ----------         -----------        ----------

Net income                                 $  254,784       $   49,506         $   415,357        $  157,772
                                           ==========       ==========         ===========        ==========

Net income per share (diluted)             $      .03       $      .01         $       .05        $      .02
                                           ==========       ==========         ===========        ==========


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, pain management, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets.

         This press release contains forward-looking statements. Those statements include references to the company's expectations, anticipated growth in sales, profitability in future periods and similar statements. Specifically, forward-looking statements in this press release include the statements: (1) that the company has "several other new products in various stages of development to sustain our plans for continued future growth in sales and net income" and (2) the company plans to "expand our line of light therapy probes this summer" and (3) the company expects "to obtain CE Mark approval this quarter, which will allow us to more effectively market Solaris worldwide." Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products, increased terrorist activity, and the risk factors listed from time to time in the company's SEC reports, including, but not limited to the report on Form 10-KSB for the year ended June 30, 2003 and its quarterly report on Form 10-QSB for the six months and quarter ended December 31, 2003.

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